Exhibit 99.1

Heron Therapeutics Appoints Stephen Davis to Board of Directors

SAN DIEGO, Calif. -- (PR NEWSWIRE) – October 1, 2019 -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs, today announced the appointment of Steve Davis to Heron’s Board of Directors.

“I am pleased to welcome Steve to the Heron Board,” said Barry Quart, Pharm.D., President and Chief Executive Officer of Heron. “Steve’s executive leadership in commercial organizations and public-company board of directors experience in the biopharmaceutical industry will be invaluable to Heron. We look forward to his contributions to our Board.”

Mr. Davis has served as Chief Executive Officer and as a director of ACADIA Pharmaceuticals Inc. since 2015 and, previously, as Executive Vice President, Chief Financial Officer and Chief Business Officer from 2014 to 2015. Mr. Davis has more than 25 years of experience in the biopharmaceutical industry. Since 2015, Mr. Davis has served as a director of Bellicum Pharmaceuticals, Inc. From 2012 to 2015, he served as a director of Heron, and, from 2013 to 2014, he served as Executive Vice President, Chief Operating Officer of Heron. Mr. Davis also served as a director of Synageva Biopharma Corp. from 2011 through its acquisition by Alexion Pharmaceuticals, Inc. in 2015. From 2013 to 2014, he served as a director of Furiex Pharmaceuticals, Inc. through its acquisition by Forest Laboratories, Inc. in 2014. Mr. Davis served as Executive Vice President and Chief Operating Officer of Ardea Biosciences, Inc. from 2010 through its acquisition by AstraZeneca PLC in 2012. Previously, he held various positions at Neurogen Corporation, most recently serving as President and Chief Executive Officer. Prior to Neurogen, Mr. Davis practiced as a corporate and securities attorney at a Wall Street law firm and practiced as a certified public accountant at a major accounting firm. Mr. Davis received a J.D. degree from Vanderbilt University and a B.S. degree in accounting from Southern Nazarene University.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from pain or cancer. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Forward looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements

Exhibit 99.1

except as may be required by law.

Investor Relations and Media Contact:

David Szekeres

Senior VP, General Counsel, Business Development and Corporate Secretary
Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447

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